      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 24, 2001

                                                      REGISTRATION NO. 333-57528
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                             INSIGNIA SOLUTIONS PLC

             (Exact Name of Registrant as Specified in its Charter)

        ENGLAND AND WALES                     7372                  NOT APPLICABLE
 (State or Other Jurisdiction of        (Primary Standard          (I.R.S. Employer
 Incorporation or Organization)     Industrial Classification    Identification No.)
                                          Code Number)

                                                                THE MERCURY CENTRE, WYCOMBE LANE
                41300 CHRISTY STREET                                     WOOBURN GREEN
             FREMONT, CALIFORNIA 94538                            HIGH WYCOMBE, BUCKS HP10 0HH
              UNITED STATES OF AMERICA                                   UNITED KINGDOM
                   (510) 360-3700                                       (44) 1628-539500

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               RICHARD M. NOLING
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             INSIGNIA SOLUTIONS PLC
                              41300 CHRISTY STREET
                           FREMONT, CALIFORNIA 94538
                                 (510) 360-3700

           (Name, Address and Telephone Number of Agent for Service)
                           --------------------------

                                   COPIES TO:

                             CORINNA M. WONG, ESQ.
                                BAKER & MCKENZIE
                                 660 HANSEN WAY
                          PALO ALTO, CALIFORNIA 94304
                                 (650) 856-2400
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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                    SUBJECT TO COMPLETION DATED MAY 24, 2001

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             INSIGNIA SOLUTIONS PLC

                      1,435,000 AMERICAN DEPOSITARY SHARES

         EACH REPRESENTING ONE ORDINARY SHARE OF 20 PENCE NOMINAL VALUE

                               ------------------


    All of the 1,435,000 American depositary shares of Insignia Solutions plc are being sold by security holders of Insignia listed on page 11. Insignia will not receive any proceeds from the sale of shares offered by the selling security holders. Concurrent with this offering, a total of 271,327 ADSs registered under a registration statement, registration no. 333-55498, concurrently filed by Insignia are being offered by other security holders of Insignia.



    The shares are listed on the Nasdaq National Market under the symbol INSG. The shares offered will be sold as described under Plan of Distribution.



    On May 22, 2001, the closing price per share of the ADSs on the Nasdaq National Market was $3.05.


                            ------------------------


    THE SHARES OFFERED INVOLVE A HIGH DEGREE OF RISK. SEE RISK FACTORS BEGINNING ON PAGE 2.


                             ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS             , 2001.

                             INSIGNIA SOLUTIONS PLC

    Insignia, which began operations in 1986, develops, markets and supports virtual machine technology that enables software applications and operating systems to be run on various computer platforms. In late 1997, we began a strategic review of our business and explored new markets that would take advantage of our 15 years of emulation software development experience. In January 1998, we announced our intention to launch a new product line. This product line, called Jeode-TM-, is based on Insignia's Embedded Virtual Machine, or EVM-TM-, technology. Jeode is our implementation of Sun Microsystems, Inc.'s Java-Registered Trademark- technology developed specifically for Internet appliances and wireless devices. The Jeode platform is enabled by our EVM and is designed to enable software developers to create reliable, efficient and predictable Internet appliances and wireless devices.

    Jeode became available in March 1999 and was the source of 23% of our total revenues for 1999 and 98% of our total revenues for 2000. Jeode is our principal product line. The Jeode product line revenue model is based on original equipment manufacturer's customer transactions. We obtain revenue from the Jeode product line from four main sources: the sale of a development license, the sale of annual maintenance and support, a commercial use royalty based on shipments of products that include Jeode technology, and customer-funded engineering activities.

    Our principal executive offices in the United States are located at 41300 Christy Street, Fremont, California 94538. Our telephone number at that location is (510) 360-3700. Our principal executive offices in the United Kingdom are located at The Mercury Centre, Wycombe Lane, Wooburn Green, High Wycombe, Bucks HP10 0HH. Our telephone number at that location is (44) 1628-539500.

                                  RISK FACTORS

    THIS OFFERING IS RISKY. ANYONE WHO PURCHASES SHARES UNDER THIS PROSPECTUS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND THE OTHER INFORMATION PRESENTED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT.


WE MAY NEVER ACHIEVE PROFITABILITY IF OUR JEODE PRODUCT LINE DOES NOT REACH DESIRED SALES GOALS.


    Our future performance depends upon sales of products within our Jeode product line, which has been available only since March 1999. During the fourth quarter of 2000, revenues of products in the Jeode product line were $3.3 million, which was 100% of our total revenue for the quarter. We incurred an operating loss of $1.1 million in the fourth quarter of 2000. Jeode may not achieve or sustain market acceptance or provide the desired revenue levels. At current overhead levels, we require revenues of more than $5.3 million per quarter to achieve an operating profit. The Jeode product line is our sole product line and we rely and will continue to rely upon sales of Jeode products for our revenue in the future.

THE LONG AND COMPLEX PROCESS OF LICENSING OUR JEODE PRODUCT MAKES OUR REVENUE UNPREDICTABLE.


    Our revenue is dependent upon our ability to license the Jeode product to third parties. Licensing our Jeode product is a long and complex process, which usually takes up to 6 or 9 months to complete. Before committing to license our product, potential customers must generally consider a wide range of issues including product benefits, infrastructure requirements, ability to work with existing systems, functionality and reliability. The process of entering into a development license with a company typically involves lengthy negotiations. Because of the sales cycle, it is difficult for us to predict when, or if, a particular prospect might sign a license agreement. Development license fees may be delayed or reduced because of this process.

IF PRODUCTS WHICH INTEGRATE OUR JEODE TECHNOLOGY DO NOT SELL WELL, WE WILL NOT RECEIVE ADDITIONAL ROYALTY PAYMENTS ON OUR LICENSES.



    Our success depends upon the use of our technology by our licensees in their Internet appliances or wireless devices. Our licensees undertake a lengthy process of developing systems that use our technology. When a licensee enters into a development license with us, we normally require the licensee to prepay some future commercial use royalties, typically an amount projected to cover 3 to 6 months of future usage. Until a licensee has sales of its systems incorporating our technology which create sufficient commercial use royalties to surpass any prepayment to us, we do not receive any further royalties from that licensee. We expect that the period of time between entering into a development license and actually recognizing commercial use royalties to be lengthy and difficult to predict.



IF OUR LICENSE AGREEMENT WITH SUN MICROSYSTEMS, INC. IS TERMINATED OR EXPIRES WITHOUT RENEWAL, WE WOULD NOT BE ABLE TO MARKET OUR JEODE PRODUCT LINE.


    In the first quarter of 1999, we signed a five-year agreement with Sun Microsystems, Inc. under which Sun established Insignia as a Sun authorized virtual machine provider. The agreement also grants us immediate access to the Java compatibility test suite and the Java technology source code. The agreement includes technology sharing and compatibility verification. Under the agreement, we will pay Sun a per unit royalty on each Jeode-enabled Internet appliance or wireless device shipped by our customers, plus a royalty on all development licenses between our customers and us. If the agreement with Sun terminates or expires without renewal, we would not be able to market our Jeode product line. Any disruption in our relationship with Sun would likely impair our sales of Jeode.

    We also license software development tool products from other companies to distribute with some of our products. These third parties may not be able to provide competitive products with adequate features and high quality on a timely basis or to provide sales and marketing cooperation. Further, our products compete with products produced by some of our licensors. When these licenses terminate or expire, continued license rights might not be available to us on reasonable terms. We might not be able to obtain similar products to substitute into our tool suites. Through the date of this prospectus, we have not experienced any major problems with our third-party licenses.

IF ADDITIONAL FUNDS ARE NOT AVAILABLE AS NEEDED, WE MAY NOT BE ABLE TO TAKE ADVANTAGE OF MARKET OPPORTUNITIES OR GROW OUR BUSINESS.

    We may need to raise additional funds in the future, and additional financing may not be available on favorable terms, if at all. Further, if we issue additional equity securities, security holders may experience dilution, and the new equity securities may have rights, preferences or privileges senior to those of our ordinary shares. If we cannot raise funds on acceptable terms, we may not have sufficient net assets to maintain the listing of our shares on the Nasdaq National Market. Further, we may not be able to develop new products or enhance our existing products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. We believe the proceeds from a private placement that closed on November 24, 2000 and on February 12, 2001 will be sufficient to fund our planned growth through March 2002.

WE HAVE A HISTORY OF LOSSES AND WE MUST CREATE SIGNIFICANTLY GREATER REVENUE IF WE ARE TO ACHIEVE PROFITABILITY.

    We have experienced operating losses in each quarter since the second quarter of 1996. To achieve profitability, we will have to increase our revenue significantly. Our ability to increase revenues depends upon the success of our Jeode product line. Jeode has only been available since March 1999 and it may not achieve market acceptance. If we are unable to create revenues from Jeode in the form of development license fees, maintenance and support fees, commercial use royalties and customer-funded engineering services, our current revenues will be insufficient to sustain our business.


WE MUST INCREASE OUR REVENUES IF WE ARE TO BECOME PROFITABLE BECAUSE OF OUR HIGH LEVELS OF SALES AND MARKETING EXPENSES FOR OUR JEODE PRODUCT LINE.


    For the fiscal year 1999, we spent 81% of our total revenues on sales and marketing. For the fiscal year 2000, we spent 50%. We expect to continue to incur disproportionately high sales and marketing expenses in the future. To market Jeode effectively, we must further develop direct sales channels in the Internet appliance and wireless device market. We must continue to incur the expenses for a sales and marketing infrastructure before we recognize significant revenue from sales of the product. Because customers in the Internet appliance and wireless device market tend to remain with the same vendor over time, we believe that we must devote significant resources to each potential sale. If potential customers do not design our products into their systems, the resources we have devoted to the sales prospect would be lost. If we fail to achieve and sustain significant increases in our quarterly sales, we may not be able to continue to increase our investment in these areas. With increased expenses, we must significantly increase our revenues if we are to become profitable.


IF OUR NEW PRODUCTS OR PRODUCT ENHANCEMENTS FAIL TO ACHIEVE CUSTOMER ACCEPTANCE, OR IF WE FAIL TO MANAGE PRODUCT TRANSITIONS, OUR BUSINESS REPUTATION WOULD SUFFER AND REVENUES WOULD DECLINE.


    The market for Internet appliances and wireless devices is fragmented and is characterized by technological change, evolving industry standards and rapid changes in customer requirements. Our existing products will become less competitive or obsolete if we fail to introduce new products or product enhancements that anticipate the features and functionality that customers demand. The success of our new product introductions will depend on our ability to:

    - accurately anticipate industry trends and changes in technology standards;

    - complete and introduce new product designs and features in a timely manner;

    - continue to enhance our existing product lines;

    - offer our products across a spectrum of microprocessor families used in the Internet appliance and wireless devices market; and

    - respond promptly to customers' requirements and preferences.


    The introduction of new or enhanced products also requires that we manage the transition from older products to minimize disruption in customer ordering patterns. We have had difficulty managing the transition from older products in the past. For example, between 1995 and 1999, we transitioned from our SoftWindows product line to our NTRIGUE product line and began preparations for our Jeode product line. During this same period our yearly revenues dropped from a high of $55.1 million in 1995 to a low of $6.8 million in 1999. The decrease in revenues was partly because we did not timely introduce new products which could compensate for the decreasing demand for our SoftWindows product line.


    Development delays are commonplace in the software industry. We have experienced delays in the development of new products and the enhancement of existing products in the past and are likely to experience delays in the future. We may not be successful in developing and marketing, on a timely basis or at all, competitive products, product enhancements and new products that respond to technological change, changes in customer requirements and emerging industry standards.

THERE IS A LOT OF COMPETITION IN OUR TARGETED MARKET WHICH COULD HURT OUR REVENUES.


    Our Jeode product line is targeted for the Internet appliance and wireless device market. The market for these products is fragmented and highly competitive. This market is also rapidly changing and there are many companies creating products that compete or will compete with ours. As the industry develops, we expect competition to increase in the future. This competition may come from existing competitors or other companies that we do not yet know about. If these competitors develop products that are cheaper or provide better performance or functionality than our Jeode product line, our market share will drop. Many of our current competitors and potential competitors, have greater resources than we do, and we might not be able to compete successfully against these companies. Competition could force us to reduce the prices of our products, which would result in reduced profit margins and could harm our ability to provide adequate service to our customers. Further, our competitors can increase their promotions or introduce new or enhanced products that hurt our market share.



    We obtain revenues from selling development license packages and commercial use licenses for our Jeode product line. Competition may cause us to reduce the price of these licenses, which will reduce our revenues. The market in which we compete may change so that we will have to provide alternate licensing arrangements in the future that are less profitable for us.


FLUCTUATIONS IN OUR QUARTERLY RESULTS COULD CAUSE THE MARKET PRICE OF OUR ADSS TO DECLINE.

    Our quarterly operating results can vary significantly depending on a number of factors. These factors include:

    - the volume and timing of orders received during the quarter;

    - the mix of and changes in customers to whom our products are sold;

    - the mix of product and service revenue received during the quarter;

    - the mix of development license fees and commercial use royalties received;

    - the timing and acceptance of new products and product enhancements by us or by our competitors;

    - changes in pricing;

    - buyouts of commercial use licenses;

    - product life cycles;

    - the level of our sales of third party products;

    - variances in costs in fixed price contracts;

    - purchasing patterns of customers;

    - competitive conditions in the industry;

    - foreign currency exchange rate fluctuations;

    - business cycles and economic conditions that affect the markets for our products; and

    - extraordinary events, such as litigation, including related charges.

    All of these factors are difficult to forecast. Our future operating results may fluctuate due to these and other factors, including our ability to continue to develop innovative and competitive products. An increasing amount of our sales orders involve products and services that yield revenue over multiple quarters or upon completion of performance. If license agreements entered into during a quarter do not meet our revenue recognition criteria, even if we meet or exceed our forecast of aggregate licensing and other contracting activity, it is possible that our revenues would not meet expectations.

    Due to all of these factors, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be viewed as an indication of our future performance. In the past, we have experienced actual performance that did not meet financial market expectations. It is likely that, in some future quarters, our operating results will again be below the expectations of stock market analysts and investors.

INTERNATIONAL SALES OF OUR PRODUCTS, WHICH WE EXPECT TO ACCOUNT FOR A SIGNIFICANT PORTION OF OUR TOTAL REVENUE IN THE FUTURE, EXPOSE US TO THE BUSINESS AND ECONOMIC RISKS OF INTERNATIONAL OPERATIONS.

    Sales from outside of the United States accounted for approximately 15% of our total revenue in 1999 and 18% of our total revenue in 2000 and are expected to increase over time. We market Jeode to manufacturers of Internet appliance and wireless devices in Europe and Asia, particularly in Japan. Economic conditions in Asia and Europe generally and fluctuations in the value of the Japanese yen and the euro against the U.S. dollar and British pound sterling could impair our revenues and results of operations. International operations are subject to a number of other special risks. These risks include:

    - foreign government regulation;

    - reduced protection of intellectual property rights in some countries where we do business;

    - longer receivable collection periods and greater difficulty in accounts receivable collection;

    - unexpected changes in, or imposition of, regulatory requirements, tariffs, import and export restrictions and other barriers and restrictions;

    - potentially adverse tax consequences;

    - the burdens of complying with a variety of foreign laws and staffing and managing foreign operations;

    - general geopolitical risks, such as political and economic instability, hostilities with neighboring countries and changes in diplomatic and trade relationships; and

    - possible recessionary environments in economies outside the United States.

PRODUCT DEFECTS CAN BE EXPENSIVE TO FIX AND CAN CAUSE US TO LOSE CUSTOMERS.


    Our software products, like all software products, may have undetected errors or compatibility problems. This is particularly true when a product is first introduced or a new version is released. Despite thorough testing, our products might be shipped with errors. If this was to happen, our products could be rejected by customers, or there might be costly delays in correcting the problems.



    Our products are increasingly used in systems that interact directly with the general public, such as in transportation and medical systems. In systems such as these, the failure of our product could cause substantial property damage or personal injury, which would expose us to product liability claims. Our products are used for applications in business systems where the failure of our product could be linked to substantial economic loss.


    Our agreements with our customers typically contain provisions designed to limit our exposure to potential product liability and other claims. It is likely, however, that these provisions are not effective in all circumstances and in all jurisdictions. We may not have adequate insurance against product liability risks and renewal of our insurance may not be available to us on commercially reasonable terms. Further, our errors and omissions insurance may not be adequate to cover claims. As of the date of this prospectus, we have not had any product liability claims or recalls against our Jeode line of products. However, a product liability claim or claim for economic loss brought against us in the future could lead to unexpected large expenses and lost sales. Also, if we ever had to recall our product due to errors or other problems, it would cost us a great deal of time, effort and expense.


    Our operations depend on our ability to protect our computer equipment and the information stored in our databases against damage by fire, natural disaster, power loss, telecommunications failure, unauthorized intrusion and other catastrophic events. We believe we have taken prudent measures to reduce the risk of interruption in our operations. However, these measures might not be sufficient. As of the date of this prospectus, we have not experienced any major interruptions in our operations because of a catastrophic event.


IF WE LOSE KEY PERSONNEL OR ARE UNABLE TO HIRE ADDITIONAL QUALIFIED PERSONNEL AS NECESSARY, WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE OUR BUSINESS OR SELL OUR PRODUCTS.

    Our future performance depends to a significant degree upon the continued contributions of our key management, product development, sales, marketing and operations personnel. We do not have agreements with any of our key personnel that require them to work for us for a specific term, and we do not maintain any key person life insurance policies. We believe our future success will also depend in large part upon our ability to attract and retain highly skilled managerial, engineering, sales, marketing and operations personnel, many of whom are in great demand. Competition for qualified personnel is intense in the San Francisco bay area, where our United States operations are headquartered, and we may not be able to attract and retain personnel.


    As of March 15, 2001, Mr. Stephen M. Ambler left the employment of Insignia. Mr. Ambler was Insignia's chief financial officer, company secretary and senior vice president. Effective April 1, 2001, Mr. Albert Wood began employment with Insignia as Mr. Ambler's replacement in all capacities. Insignia does not believe that Mr. Ambler's departure will cause any major disruptions to our operations or business.



IF WE FAIL TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, COMPETITORS COULD INTRODUCE SIMILAR OR SUPERIOR PRODUCTS AND WE COULD LOSE MARKET SHARE.


    We depend on our proprietary technology. Despite our efforts to protect our proprietary rights, it may be possible for unauthorized third parties to copy our products or to reverse engineer or obtain and use information that we consider proprietary. Our competitors could independently develop technologies that are substantially equivalent or superior to our technologies. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which software piracy of our products exists, software piracy can be expected to be a persistent problem. Effective protection of intellectual property rights may be unavailable or limited in foreign countries. The status of United States patent protection in the software industry is not well defined and will evolve as the United States Patent and Trademark Office grants additional patents. Patents have been granted on fundamental technologies in software, and patents may issue that relate to fundamental technologies incorporated into our products.

OUR PRODUCTS MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, WHICH MAY RESULT IN LAWSUITS AND PREVENT US FROM SELLING OUR PRODUCTS.

    As the number of patents, copyrights, trademarks and other intellectual property rights in our industry increases, products based on our technology may increasingly become the subject of infringement claims. Third parties could assert infringement claims against us in the future. Infringement claims with or without merit could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, might not be available on terms acceptable to us. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation to determine the validity of any claims, whether or not the litigation is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel from productive tasks. If there is an adverse ruling against us in any litigation, we may be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringing technology. Our failure to develop or license a substitute technology could prevent us from selling our products.

SOME SECURITY HOLDERS HAVE RIGHTS UNDER THEIR WARRANTS TO PURCHASE SIGNIFICANT NUMBERS OF ADSS AT NOMINAL VALUE UPON THE OCCURRENCE OF SPECIFIED EVENTS WHICH, IF TRIGGERED, WOULD DILUTE THE OWNERSHIP INTERESTS OF EXISTING SECURITY HOLDERS.


    Some security holders, including the selling security holders, have rights to be issued additional ADSs by Insignia if the registration statements covering their shares and the shares underlying their warrants are suspended for more than 60 days in any 12 month period by Insignia. We must issue a total of 252,000 ADSs if we suspend registration statement number 333-51234 for more than the 60 days, and a total of 65,800 ADSs if we suspend the registration statement, of which this prospectus is a part, for more than the 60 days. We have not suspended registration statements for more than 60 days in any 12 month period in the past.



    Because the registration statement, of which this prospectus is a part, was not declared effective by the Securities and Exchange Commission by May 14, 2001, we must issue a total of 65,800 ADSs to the selling security holders listed on page 11. For each additional month after May 14, 2001 that the registration statement is not declared effective, we must issue 18,800 additional ADSs to the selling security holders.



    The purchase price the security holders will pay per additional ADS is the nominal value, or L0.20 per ADS, which is the lowest amount these shares can be purchased under English law. If we issue additional ADSs under these obligations, the ownership interest of existing security holders will be diluted.


SOME SECURITY HOLDERS HAVE ANTI-DILUTION RIGHTS, WHICH, IF TRIGGERED, WOULD DILUTE THE OWNERSHIP INTERESTS OF EXISTING SECURITY HOLDERS.


    The investors who participated in our four private placements received warrants which have anti-dilution protections. This means that they are entitled to purchase an additional amount of ordinary shares, in the form of ADSs, if we issue ordinary shares at a price below market price. The anti-dilution protections, if triggered, increase the number of shares which the investors may purchase with their warrants. The exact amount of the increase is not known until the anti-dilution protections are actually triggered. There are two ways the anti-dilution protections can be triggered:



    - if we sell our securities in a transaction, such as a private placement financing, for a price that is lower than the ten day average price of our ADSs before the transaction, or



    - if the warrants issued in our four private placements are exercised at a price less than the ten day average price of our ADSs at the time of exercise.



    When some of the warrants we issued in the private placements are exercised, anti-dilution protections will likely be triggered. The amount of the anti-dilution adjustment is based on a formula where the lower the price of the our ADSs as quoted on the Nasdaq Stock Market, the greater the potential increase in the number of shares issuable to the warrants due to the anti-dilution protections.

For example, if the average ten day price of our ADSs drops to $2.09, the total number of ADSs the investors could purchase with their warrants would increase by 28,476, assuming all warrants are exercised at the same time. If the average ten day price of our ADSs drops to $0.70, this increase would be approximately 50,211 additional ADSs.



    Anti-dilution adjustments could accelerate and increase the magnitude of a decline in the quoted share price of our ADSs. Warrant holders have the right to purchase an increasing amount of shares during a decline in the price of our ADSs. If the warrant holders exercise their warrants and sell their shares in the open market during this time, downward pressure is added to the price. This can further increase the anti-dilution adjustments for the remaining warrant holders. Short sales of our shares may further the downward pressure on the price of our ADSs. Anti-dilution adjustments and short sales may accelerate and compound a decline in the price of our ADSs. Shareholders will also be diluted as warrant holders gain the right to purchase an increasingly large number of shares due to their anti-dilution protections.



BECAUSE OF OUR SHARE PRICE VOLATILITY, WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION WHICH, REGARDLESS OF THE OUTCOME, COULD RESULT IN SUBSTANTIAL COSTS AND DIVERT MANAGEMENT ATTENTION AND RESOURCES.



    The prices for our ADSs have fluctuated widely in the past. During the 12 months ended May 22, 2001, the closing price of a share of our common stock ranged from a high of $27.50 to a recent low of $2.00. Under the rules of The Nasdaq Stock Market, our stock price must remain above $1.00 per share for continued quotation of our shares on the Nasdaq National Market. Stock price volatility has had a substantial effect on the market prices of securities issued by us and other high technology companies, often for reasons unrelated to the operating performance of the specific companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against the company. We may in the future be the target of similar litigation. Regardless of the outcome, securities litigation may result in substantial costs and divert management attention and resources.



OUR INVESTORS MAY HAVE DIFFICULTY ENFORCING JUDGMENTS AGAINST US IN U.S. COURTS BECAUSE MANY OF OUR ASSETS AND SOME OF OUR MANAGEMENT ARE LOCATED IN ENGLAND.



    Insignia is incorporated under the laws of England and Wales. Two of our executive officers and two of our directors reside in England. All or a substantial portion of the assets of these persons, and a significant portion of our assets, are located outside of the United States. It may not be possible for investors to serve a complaint within the United States upon these persons or to enforce against them or against us, in United States courts, judgments obtained in United States courts based upon the civil liability provisions of United States securities laws. There is doubt for the enforceability outside of the United States, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities based solely upon United States securities laws. The rights of holders of our shares are governed by English law, including the Companies Act 1985, and by our memorandum and articles of association. The rights of holders of our ADSs are also affected by English law. These rights differ from the rights of security holders in typical United States corporations.


INSIGNIA HAS UNDERGONE A CLASS-ACTION LAWSUIT AND AN SEC INVESTIGATION IN THE PAST FIVE YEARS.

    On April 3, 1996, a class-action lawsuit was filed against us alleging that we misrepresented our business, the strength of its sales force and its financial health. The suit stemmed from our failure to achieve the consensus earnings estimates of research analysts in the first quarter following our initial public offering in November 1995. In August 1997, we reached a memorandum of understanding to settle the suits. Although we never agreed with the allegations, we paid $8.0 million to the plaintiffs, of which our insurance company paid $7.5 million.

    In February 1997, we restated our financial results for the quarters ending March 31 and June 30, 1996. We revised our revenue and net income numbers downward for these two quarters due to inflated revenues resulting from misstatement of inventory levels of one of our resellers by two of our sales and marketing personnel. We agreed with the SEC to cease and desist from engaging in similar accounting practices. The two Insignia sales and marketing people involved in the revenue misstatement are no longer with Insignia and were forced to pay significant fines. Insignia did not have to pay any fines.

                 CAUTIONARY NOTE ON FORWARD LOOKING STATEMENTS

    This prospectus and other documents incorporated by reference contain statements which are based on Insignia's future plans, expectations, estimates or beliefs. These are forward-looking statements and uncertain. Actual results or outcomes can be very different from those expressed in forward-looking statements.

    Statements are forward-looking statements when they reflect beliefs and intentions, or anticipated or expected results. Also, any statements that refer to projections or other characterizations of future events or circumstances are forward-looking statements. Insignia will not necessarily update the information in this prospectus if actual outcomes or results differ from forward-looking statements. Some of the important risks and uncertainties that may affect our future results and performance are described above. You may find additional information about factors that could affect our future results in our reports filed with the SEC, which are incorporated by reference in this prospectus.

                                USE OF PROCEEDS

    Insignia will not receive any of the proceeds from the sale of shares by the selling security holders.

                            SELLING SECURITY HOLDERS

    The number of ADSs that may actually be sold by each selling security holder will be determined by the selling security holder. Because each selling security holder may sell all, some or none of the ADSs that they hold, no precise estimate can be given for the number of ADSs that will be held by the selling security holders at the termination of the offering.


    The selling security holders have advised us that they are the beneficial owners of the shares being offered. The following table provides information known to us about the beneficial ownership of our ADSs as of February 12, 2001 by the selling security holders. The following table assumes that the selling security holders sell all of the ADSs being offered.



                                           NUMBER OF ADSS       ADSS       NUMBER OF ADSS       PERCENTAGE
                                         BENEFICIALLY OWNED    BEING     BENEFICIALLY OWNED       OWNED
NAME OF BENEFICIAL OWNER                  BEFORE OFFERING     OFFERED      AFTER OFFERING     AFTER OFFERING
------------------------                 ------------------   --------   ------------------   --------------
David Frodsham (1) (2).................         57,813         30,000           27,813         less than 1%

Campfire Family, LLC (3)...............              0        630,000                0         less than 1%

Wind River Systems, Inc. (4)...........              0        600,000                0         less than 1%

Timken Living Trust U/A/D 9/14/99
  (5)..................................              0        150,000                0         less than 1%

Jefferies & Company, Inc. (6) (7)......        250,000         25,000          225,000                 1.1%


------------------------


(1) Mr. Frodsham is a director of Insignia.


(2) Includes 17,813 shares subject to exercise of options exercisable in the next 60 days.

(3) The person who has voting and investment control over the ADSs owned by Campfire Family, LLC is Arthur J. Samberg, manager.

(4) Wind River Systems, Inc. is a public reporting company.

(5) The persons who have voting and investment control over the ADSs owned by Timken Living Trust U/A/D 9/14/99 are William R. Timken and Judith P. Timken, trustees.


(6) The 25,000 ADSs being offered are based on a warrant Jefferies & Company, Inc. received from Insignia as compensation as placement agent of the private placement that closed on February 12, 2001. The warrant is exercisable at $5.00 per share and expires February 12, 2006. Jefferies & Company is a broker dealer registered in all 50 states and Washington, D.C.


(7) Includes a warrant to purchase 225,000 ADSs, exercisable at $5.00 per share and expiring November 24, 2005, which Jefferies & Company, Inc. received from Insignia as compensation as placement agent of the private placement that closed on November 24, 2000.

                              PLAN OF DISTRIBUTION


    We are registering the ADSs on behalf of the selling security holders. The selling security holders acquired ADSs and warrants from Insignia on February 12, 2001. This prospectus covers the ADSs they purchased on February 12, 2001 and the ADSs we will issue upon exercise of warrants also purchased on that date. To our knowledge, the selling security holders have not entered into any agreement, arrangement or understanding with any particular broker or market maker about the sale of the shares covered by this prospectus.



    The selling security holders may sell their shares in one or more transactions. The selling security holders, or the persons to whom they transfer shares, may sell shares on the Nasdaq Stock Market, in negotiated transactions, in underwritten transactions or in other transactions. They may sell at prices related to the then current market price or at negotiated prices. The price of the shares will be determined by the selling security holders and may be different than the quoted price of our ADSs on the Nasdaq Stock Market. The shares may be sold directly or though broker-dealers, who may sell in following manners:



    - a block trade in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;



    - shares are purchased by the broker-dealer as principal and then resold by this broker-dealer for its account under this prospectus;


    - ordinary brokerage transactions and transactions in which the broker solicits purchases; and

    - privately negotiated transactions.

    The selling security holders have advised Insignia that they have not, as of the date of this prospectus, entered into any agreements, understandings or arrangements with any underwriters or broker-dealers for the sale of shares, nor is there an underwriter or coordinating broker acting for the proposed sale of shares by the selling security holders.


    Brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate in selling shares. These brokers or dealers may receive commissions or discounts from the selling security holders in amounts to be negotiated immediately before the sale. The selling security holders and any dealers or agents participating in the distribution of the shares may be considered underwriters within the meaning of the Securities Act, if they have purchased the shares intending to sell them on behalf of Insignia. Any profit on the sale of the shares by the selling security holders and any commissions received by any broker-dealers may be considered underwriting commissions under the Securities Act. Any shares covered by this prospectus that qualify for sale under Rule 144 might be sold under Rule 144 rather than under this prospectus.



    Additionally, the selling security holders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling security holders. The selling security holders may also enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or transfer the shares. The selling security holders may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default may sell or transfer the pledged shares.



    To comply with the securities laws of some states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In some states, the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and is complied with.


    Insignia has informed the selling security holders that the anti-manipulation rules under the Exchange Act apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. Insignia has advised the selling security holders that during the time they may be engaged in the attempt to sell registered shares, they cannot:


    - engage in any stabilization activity with any of Insignia's securities;



    - bid for or purchase any of Insignia's securities or any rights to acquire Insignia's securities, or attempt to induce any person to purchase any of Insignia's securities or rights to acquire Insignia's securities, other than as permitted under the Exchange Act; and



    - sell or distribute the shares until after the prospectus has been appropriately amended or supplemented, if required, to provide the terms of sale or distribution.

    We also have agreed to indemnify the selling security holders in some circumstances, against some liabilities arising under the Securities Act. The selling security holders have agreed to indemnify us against some liabilities, including possible liabilities arising under the Securities Act from written information furnished to us by the selling security holders.



    We have agreed to pay all costs and expenses relating to the registration of the shares. Any commissions, discounts or other fees payable to broker-dealers from any sale of the shares will be paid by the selling security holders.


    This offering will terminate on the earlier of:

    - February 12, 2004; or

    - the date on which all shares offered have been sold by the selling security holders.

                                 LEGAL MATTERS

    The validity, under English law, of the shares offered under this prospectus will be passed upon for Insignia by Macfarlanes, London.

                                    EXPERTS


    The consolidated financial statements incorporated in this prospectus by reference to our annual report on Form 10-K/A for the year ended December 31, 2000, have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of this firm as experts in auditing and accounting.


             DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS


    The SEC allows Insignia to incorporate by reference the information that Insignia files with the SEC. This means that Insignia can disclose important information by referring the reader to those SEC filings. The information incorporated by reference is considered to be part of this prospectus, and later information Insignia files with the SEC will update and supersede this information. Insignia incorporates by reference the documents listed below and any future filings made with the SEC under section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until termination of the offering:



    - Quarterly report on Form 10-Q for the quarter ended March 31, 2001;



    - Annual report on Form 10-K/A for the year ended December 31, 2000;



    - The description of Insignia's ordinary shares contained in Insignia's registration statement on Form 8-A, and any amendment or report filed for the purpose of updating this description.



    Some of the information about Insignia that may be important to an investment decision is not physically included in this prospectus. Instead, the information is incorporated into this prospectus by reference to one or more documents that Insignia filed with the SEC. These documents, including any exhibits that are specifically incorporated by reference into the information that this prospectus incorporates, are available upon request without charge from Investor Relations, Insignia Solutions plc, 41300 Christy Street, Fremont, California 94538, telephone number (510) 360-3700. Recipients should make all requests for documents by the fifth business day before they make their final investment decision, to be sure the documents arrive on time. Information that has been incorporated by reference is considered part of this prospectus and disclosed to investors, whether or not investors obtain a copy of the document containing the information.


    This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports Insignia files with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. Investors should review these reports as they may disclose a change in the business, prospects, financial condition or other affairs of Insignia after the date of this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

    The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, not including exhibits to the information unless those exhibits are specifically incorporated by reference into this prospectus, to any person, without charge, upon written or oral request.


    Requests for documents should be directed to Investor Relations, Insignia Solutions plc, 41300 Christy Street, Fremont, California 94538, telephone number
(510) 360-3700.


    We file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC:

Judiciary Plaza                Citicorp Center                Seven World Trade Center
Room 1024                      5000 West Madison Street       13th Floor
450 Fifth Street, N.W.         Suite 1400                     New York, New York 10048
Washington, D.C. 20549         Chicago, Illinois 60661

    Copies of these materials can also be obtained by mail for a fee from the public reference section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information about us. The address of the SEC website is http://www.sec.gov.

    Insignia has filed a registration statement under the Securities Act with the Securities and Exchange Commission for the shares to be sold by the selling security holders. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information in the registration statement because some parts of the registration statement are omitted according to the rules and regulations of the SEC. The registration statement is available for inspection and copying as described above.

    This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make this offer, solicitation of an offer or proxy solicitation. Neither the delivery of this prospectus nor any distribution of securities under this prospectus shall, under any circumstances, create any implication that there has been no change in the information in this prospectus or incorporated by reference in this prospectus or in our affairs since the date of this prospectus.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

                  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The aggregate estimated expenses to be paid by the registrant in connection with this offering are as follows:

Securities and Exchange Commission registration fee.........  $ 1,838.60
Accounting fees and expenses*...............................   10,000.00
Legal fees and expenses*....................................   10,000.00
Miscellaneous*..............................................    8,161.40
                                                              ----------
  Total.....................................................  $30,000.00
                                                              ==========

------------------------

*   Estimate

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Insignia's Articles of Association contain a provision to the effect that, so far as permitted by the statutory provisions of English law, Insignia shall indemnify the directors and secretary against liabilities incurred by them in relation to the affairs of Insignia. However, the Companies Act 1985 makes this indemnity ineffective to the extent it applies to neglect or breach of duty in relation to Insignia, except to the extent that it covers costs incurred by the director or secretary in respect of court proceedings in which judgment is given in his favor.

    Insignia's policy is to enter into indemnity agreements with each of its directors and executive officers. In addition, Insignia Solutions, Inc., a Delaware corporation and a wholly owned subsidiary of Insignia, enters into indemnity agreements with each of Insignia's directors and executive officers. The indemnity agreements provide that directors and executive officers will be indemnified and held harmless to the fullest possible extent permitted by law, including against all expenses and attorneys' fees, judgments, fines and settlement amounts paid or reasonably incurred by them in any action, suit or proceeding, including any derivative action by or in the right of Insignia, on account of their services as directors, officers, employees or agents of Insignia or as directors, officers, employees or agents of any other company or enterprise when they are serving in their capacities at the request of Insignia. Neither Insignia nor Insignia Solutions, Inc. will be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims:

    - initiated by the indemnified party and not by way of defense, except with respect to a proceeding authorized by the board of directors and successful proceedings brought to enforce a right to indemnification under the indemnity agreements;

    - for any amounts paid in settlement of a proceeding unless Insignia consents to the settlement;

    - on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of Insignia under section 16(b) of the Exchange Act and related laws;

    - on account of conduct by an indemnified party that is finally adjudged to have been in bad faith or conduct that the indemnified party did not reasonably believe to be in, or not opposed to, the best interests of Insignia;

    - on account of any criminal action or proceeding arising out of conduct that the indemnified party has reasonable cause to believe was unlawful; or

    - if a final decision by a court having jurisdiction in the matter shall determine that indemnification is not lawful.

    The indemnity agreements are not exclusive of any rights a director or executive officer may have under the Articles of Association, other agreements, any majority-in-interest vote of the shareholders or vote of disinterested directors and applicable law.

    The indemnification provision in the Articles of Association, and the indemnity agreements, may be sufficiently broad to permit indemnification of Insignia's directors and executive officers for liabilities arising under the Securities Act. In addition, Insignia has director and officer liability insurance.

                                    EXHIBITS

    The following exhibits are filed herewith or incorporated by reference herein:

EXHIBIT
NUMBER                                         EXHIBIT TITLE
------                  ------------------------------------------------------------
         4.01           Registration Rights Agreement, dated as of June 5, 1992, as amended (incorporated herein by reference to Exhibit 4.02 of the Form F-1).

         4.02           Deposit Agreement between Registrant and The Bank of New
                        York (incorporated herein by reference to Exhibit 4.03 of
                        the Registrant's Annual Report on Form 10-K (File
                        No. 0-27012) for the year ended December 31, 1995 (the "1995
                        10-K")).

         4.03           Form of American Depositary Receipt (included in
                        Exhibit 4.02) (incorporated herein by reference to
                        Exhibit 4.03 of the 1995 10-K).

         4.04           Securities Purchase Agreement, dated as of December 9, 1999, between Insignia Solutions plc and Castle Creek Technology
                        Partners LLC (incorporated herein by reference to
                        Exhibit 10.50 to the Registrant's Current Report on Form 8-K
                        filed on December 15, 1999 (the "1999 8-K")).

         4.05           Securities Purchase Agreement, dated as of December 9, 1999, between Insignia Solutions plc and the Purchasers named
                        therein (incorporated herein by reference to Exhibit 10.51 to the 1999 8-K).

         4.06           Registration Rights Agreement, dated as of December 9, 1999, between Insignia Solutions plc and Castle Creek Technology
                        Partners LLC (incorporated herein by reference to
                        Exhibit 4.05 to the 1999 8-K).

         4.07           Registration Rights Agreement, dated as of December 9, 1999, between Insignia Solutions plc and the Purchasers named
                        therein (incorporated herein by reference to Exhibit 4.08 to the 1999 8-K).

         4.08           ADSs Purchase Warrant issued to Castle Creek Technology
                        Partners LLC dated December 9, 1999 (incorporated herein by reference to Exhibit 4.06 to the 1999 8-K).

         4.09           ADSs Purchase Reset Warrant issued to Castle Creek
                        Technology Partners LLC dated December 9, 1999 (incorporated herein by reference to Exhibit 4.07 to the 1999 8-K).

         4.10           Form of ADSs Purchase Warrant issued December 9, 1999
                        (incorporated by reference to Exhibit 4.09 to the 1999 8-K).

         4.11           Form of ADSs Purchase Reset Warrant issued December 9, 1999
                        (incorporated by reference to Exhibit 4.10 to the 1999 8-K).

EXHIBIT
NUMBER                                         EXHIBIT TITLE
------                  ------------------------------------------------------------
         4.12           Form of ADSs Purchase Warrant issued to the Investors in the
                        Private Placement (incorporated by reference to
                        Exhibit 4.11 to the Registrant's Current Report on Form 8-K
                        filed on November 29, 2000 (the "2000 8-K")).

         4.13           ADSs Purchase Warrant issued to Jefferies & Company, Inc.
                        dated November 24, 2000 (incorporated by reference to Exhibit 4.12 to the 2000 8-K).

         4.14           Registration Rights Agreement, dated as of October 20, 1999, by and between Insignia Solutions plc and Quantum
                        Corporation. (incorporated by reference to Exhibit 4.14 to the Registrant's Registration. Statement on Form S-3 filed on February 13, 2001 (the "2001 S-3")).

         4.15           Line of Credit Loan Agreement and Promissory Note dated as of March 20, 2000 by and between Insignia Solutions plc and
                        Vincent S. Pino, Rosemary G. Pino, Michael V. Pino and
                        Tiffany R. Pino (incorporated by reference to Exhibit 4.15 to the 2001 S-3).

         4.16           Form of ADSs Purchase Warrant issued to the investors in the second round of the private placement (incorporated by
                        reference to the Registrant's Current Report on Form 8-K
                        filed on February 15, 2001 (the "2001 8-K")).

         4.17 ADSs Purchase Warrant issued to Jeffries & Company, Inc., dated February 12, 2001 (incorporated by reference to Exhibit 4.14 to the 2001 8-K).

         5.01           Opinion of Macfarlanes.

        23.01           Consent of Macfarlanes (included in Exhibit 5.01).

        23.02           Consent of PricewaterhouseCoopers LLP, Independent
                        Accountants.

        24.01           Power of Attorney.*


------------------------

* Previously filed by the registrant with the Commission.

                                  UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    - To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement:

     - To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act").

     - To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume or securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     - To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    - That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    - To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    - That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Securities Act and is unenforceable. In the event that a claim for indemnification against liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment no. 2 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on May 24, 2001.


                                                       INSIGNIA SOLUTIONS PLC

                                                       By:  /s/ RICHARD M. NOLING
                                                            -----------------------------------------
                                                            Richard M. Noling
                                                            PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act, this amendment no. 2 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.



                    NAME                                        TITLE                        DATE
                    ----                                        -----                        ----
PRINCIPAL EXECUTIVE OFFICER
AND AUTHORIZED U.S.
REPRESENTATIVE:

/s/ RICHARD M. NOLING
------------------------------------           President, Chief Executive Officer and     May 24, 2001
Richard M. Noling                                Director

PRINCIPAL FINANCIAL OFFICER
AND ACCOUNTING OFFICER:

/s/ ALBERT J. WOOD
------------------------------------           Senior Vice President, Chief Financial     May 24, 2001
Albert J. Wood                                   Officer and Secretary

ADDITIONAL DIRECTORS:

/s/ NICHOLAS, VISCOUNT BEARSTED*
------------------------------------           Chairman of the Board of Directors         May 24, 2001
Nicholas, Viscount Bearsted

/s/ DAVID G. FRODSHAM*
------------------------------------           Director                                   May 24, 2001
David G. Frodsham

                    NAME                                        TITLE                        DATE
                    ----                                        -----                        ----
/s/ JOHN C. FOGELIN*
------------------------------------           Director                                   May 24, 2001
John C. Fogelin


*Power of Attorney

By:              /s/ RICHARD M. NOLING
           --------------------------------
                   Richard M. Noling
                   ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


   EXHIBIT NUMBER                              EXHIBIT TITLE
   --------------       ------------------------------------------------------------
         4.01           Registration Rights Agreement, dated as of June 5, 1992, as amended (incorporated herein by reference to Exhibit 4.02 of the Form F-1).

         4.02           Deposit Agreement between Registrant and The Bank of New
                        York (incorporated herein by reference to Exhibit 4.03 of
                        the Registrant's Annual Report on Form 10-K (File
                        No. 0-27012) for the year ended December 31, 1995 (the "1995
                        10-K")).

         4.03           Form of American Depositary Receipt (included in
                        Exhibit 4.02) (incorporated herein by reference to
                        Exhibit 4.03 of the 1995 10-K).

         4.04           Securities Purchase Agreement, dated as of December 9, 1999, between Insignia Solutions plc and Castle Creek Technology
                        Partners LLC (incorporated herein by reference to
                        Exhibit 10.50 to the Registrant's Current Report on Form 8-K
                        filed on December 15, 1999 (the "1999 8-K")).

         4.05           Securities Purchase Agreement, dated as of December 9, 1999, between Insignia Solutions plc and the Purchasers named
                        therein (incorporated herein by reference to Exhibit 10.51 to the 1999 8-K).

         4.06           Registration Rights Agreement, dated as of December 9, 1999, between Insignia Solutions plc and Castle Creek Technology
                        Partners LLC (incorporated herein by reference to
                        Exhibit 4.05 to the 1999 8-K).

         4.07           Registration Rights Agreement, dated as of December 9, 1999, between Insignia Solutions plc and the Purchasers named
                        therein (incorporated herein by reference to Exhibit 4.08 to the 1999 8-K).

         4.08           ADSs Purchase Warrant issued to Castle Creek Technology
                        Partners LLC dated December 9, 1999 (incorporated herein by reference to Exhibit 4.06 to the 1999 8-K).

         4.09           ADSs Purchase Reset Warrant issued to Castle Creek
                        Technology Partners LLC dated December 9, 1999 (incorporated herein by reference to Exhibit 4.07 to the 1999 8-K).

         4.10           Form of ADSs Purchase Warrant issued December 9, 1999
                        (incorporated by reference to Exhibit 4.09 to the 1999 8-K).

         4.11           Form of ADSs Purchase Reset Warrant issued December 9, 1999
                        (incorporated by reference to Exhibit 4.10 to the 1999 8-K).

         4.12           Form of ADSs Purchase Warrant issued to the Investors in the
                        Private Placement (incorporated by reference to
                        Exhibit 4.11 to the Registrant's Current Report on Form 8-K
                        filed on November 29, 2000 (the "2000 8-K")).

         4.13           ADSs Purchase Warrant issued to Jefferies & Company, Inc.
                        dated November 24, 2000 (incorporated by reference to Exhibit 4.12 to the 2000 8-K).

         4.14           Registration Rights Agreement, dated as of October 20, 1999, by and between Insignia Solutions plc and Quantum
                        Corporation (incorporated by reference to Exhibit 4.14 to
                        the Registrant's Registration on Form S-3 filed on
                        February 13, 2001 (the "2001 S-3")).

         4.15           Line of Credit Loan Agreement and Promissory Note dated as of March 20, 2000 by and between Insignia Solutions plc and
                        Vincent S. Pino, Rosemary G. Pino, Michael V. Pino and
                        Tiffany R. Pino (incorporated by reference to Exhibit 4.15 to the 2001 S-3).

         4.16           Form of ADSs Purchase Warrant issued to the investors in the second round of the private placement (incorporated by
                        reference to the Registrant's Current Report on Form 8-K
                        filed on February 15, 2001 (the "2001 8-K")).

         4.17 ADSs Purchase Warrant issued to Jeffries & Company, Inc., dated February 12, 2001 (incorporated by reference to Exhibit 4.14 to the 2001 8-K).

         5.01           Opinion of Macfarlanes.

   EXHIBIT NUMBER                              EXHIBIT TITLE
   --------------       ------------------------------------------------------------
        23.01           Consent of Macfarlanes (included in Exhibit 5.01).

        23.02           Consent of PricewaterhouseCoopers LLP, Independent
                        Accountants.

        24.01           Power of Attorney.*


------------------------

*   Previously filed by the registrant with the Commission.